EXHIBIT 99.1

PRESS RELEASE

August 18, 2004, Montreal, Canada – Neutron Enterprises, Inc.  (OTC BB-NTRN), a publicly traded venture capital and buyout firm, today announced that Russell J. Hoffman has resigned from the company's board of directors and as interim President and CEO. Mr. Hoffman served as the company's interim President and CEO since February 27, 2004.  Paul Denommee, Director and Secretary Treasurer, stated, “We wish Mr. Hoffman success with his future ventures."

The Board of Directors have effective immediately appointed Andrew Gertler as the new President and CEO.  Mr. Gertler will further serve as a Director and Chairman of the Board.

Mr. Gertler has over 20 years of business experience in the areas of Private Equity, Distressed Debt and Real Estate, with many successfully completed transactions.  Mr. Gertler also serves on the Board of Directors of ProMetic Life Science (TSE:PLI).  He holds a Bachelor of Commerce degree from McGill University and an M.B.A. from the University of Western Ontario (now the Richard Ivey School of Business).

The Company has also announced that it has abandoned its effort to acquire GlycoBioSciences Inc.

 Important Information About Forward-Looking Statements

All statements in this news release that are other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as "anticipates", "believes", "could", "expects", "intends", "may", "should" and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

A number of factors may affect our future results and may cause those results to differ materially from those indicated in any forward-looking statements made by us or on our behalf. Such factors include our limited operating history; our need for significant capital to finance internal growth as well as strategic acquisitions; our ability to attract and retain key employees and strategic partners; our ability to achieve and maintain profitability; fluctuations in the trading price and volume of our stock; competition from other providers of similar products and services; and other unanticipated future events and conditions.

For further information concerning risks and uncertainties that may affect our future results, please review the disclosures contained in our latest filings with the SEC, including our most recent annual report on Form 10-KSB, and subsequent quarterly reports on Form 10-QSB. Other than as required by federal securities laws, we undertake no obligation to publicly update or revise any of our forward-looking statements, whether as a result of changed circumstances, new information, future events, or for any other reason occurring after the date of this news.

Contact: Mr. Andrew Gertler-514-942-1933

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About Neutron Enterprises, Inc.
Neutron Enterprises, Inc. is a publicly traded venture capital and buyout firm that seeks to continuously acquire technology and businesses.